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                                                                      EXHIBIT 23


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference, in the Registration Statements listed below, of our report dated January 20, 2000, with respect to the consolidated financial statements of The PNC Financial Services Group, Inc. and subsidiaries incorporated by reference in this Annual Report on Form 10-K of The PNC Financial Services Group, Inc. (the "Corporation") for the year ended December 31, 1999.

Form S-3 relating to the Corporation's Dividend Reinvestment and Stock Purchase Plan (No. 333-19003)

Form S-8 relating to the PNC Bank Corp. Supplemental Incentive Savings Plan and PNC Bank Corp. and Affiliates Deferred Compensation Plan (No. 333-18069)

Form S-8 relating to the PNC Retirement Savings Plan (No. 333-03901)

Form S-8 relating to the Corporation's 1997 Long-Term Incentive Award Plan (No. 33-54960)

Form S-8 relating to the 1987 Senior Executive Long-Term Award Plan of PNC Bank Corp. (as amended, the PNC Bank Corp. 1992 Long-Term Incentive Award Plan) (No. 33-28828)

Form S-8 relating to the Corporation's Incentive Savings Plan (No. 33-25140)

Form S-8 relating to the Stock Option Plan of PNC Bank Corp. (No. 2-92181)

Form S-8 relating to the Corporation's Employee Stock Purchase Plan (No. 333-25867)

Form S-3 relating to the shelf registration of $600 million of Capital securities of PNC Capital Trust C, PNC Capital Trust D, PNC Capital Trust E and PNC Capital Trust F, unconditionally guaranteed, to the extent described therein, by PNC Bank Corp. (No. 333-50651, 333-50651-01, 333-50651-02,
333-50651-03, and 333-50651-04)

Form S-3 relating to the shelf registration of $1.5 billion of debt securities of PNC Funding Corp., unconditionally guaranteed by the Corporation, and/or common stock and/or preferred stock and/or depositary shares of the Corporation (No. 333-88479)



Pittsburgh, Pennsylvania
March 23, 2000